Exhibit 10.2

PROMISSORY NOTE

$5,000,000	Maryland
December 8, 2022

FOR VALUE RECEIVED, CLENE NANOMEDICINE, INC., a Delaware corporation (“Borrower”) promises to pay to the order of the DEPARTMENT OF HOUSING AND COMMUNITY DEVELOPMENT, a principal department of the State of Maryland (“DHCD”) the sum of FIVE MILLION AND 00/100 Dollars ($5,000,000.00) (the “Loan”), or so much thereof as has been or may be advanced to, or for the account of, the Borrower (the “Principal Sum”), together with interest payable as set forth below.

1. The Borrower promises to pay DHCD the Principal Sum of this Note, together with interest on the Principal Sum, and all assessments, taxes and premiums as follows:

(a) As long as no Event of Default (as defined herein) has occurred and is continuing, interest shall accrue and be payable on the outstanding principal amount of this Note at a rate of six percent (6%) per annum.

(b) At any time during the existence of an Event of Default, DHCD, in DHCD’s sole discretion upon notice to Borrower, may raise the rate of interest accruing on the outstanding principal amount of this Note by 2% per annum above the rate of interest otherwise applicable, independent of whether DHCD elects to accelerate the payment of the amount due as a result of such default. Such default interest rate (“Default Rate”) shall continue, in DHCD’s sole discretion, until all defaults are cured. In no event shall this clause be construed as an agreement or privilege to extend the date of any payment due hereunder or under the other Loan Documents, nor as a waiver of any right or remedy accruing to DHCD by reason of the occurrence of any Event of Default.

(c) The Loan shall mature on the date that is sixty (60) months from the first (1st) day of the second (2nd) full month following the date the Loan closes (the “Maturity Date”) and shall be repaid in monthly installments, commencing on the first (1st) day of the second (2nd) full month following the date the Loan closes; provided, however, that payments for the first twelve (12) months shall be deferred. Immediately thereafter, there shall be forty-eight (48) consecutive monthly installments of interest only (the “Interest Only Period”), due on the first (1st) day of each month. The amount due each month during the Interest Only Period shall be calculated using the average daily balance of the amount of the Loan that is outstanding as of the day immediately prior to the date such payment is due. Payments shall be due in arrears on the first (1st) day of each subsequent month, with a balloon payment of all accrued and unpaid interest and the principal balance of the Loan due and payable on the Maturity Date. Interest will be charged on a basis of a 360-day year comprised of twelve thirty-day months and applied to actual days elapsed. Each payment required hereunder shall be made when due. Any regular scheduled monthly payment that is received by DHCD before the date it is due shall be deemed to have been received on the due date solely for the purpose of calculating interest.

2. Borrower may not prepay any portion of the Loan until after the second (2nd) anniversary of the date of this Note. Following the second (2nd) anniversary of the date of this Note, Borrower may prepay any portion of the Loan without penalty or fee; provided however that the prepayment amount shall be in multiples of $1,000,000. Further, Borrower must provide at least 30 days’ written notice to DHCD of its intention to prepay any portion of the Loan. DHCD may, in its sole discretion, exercise its conversion rights on the terms and conditions set forth in Section 2.05 of the loan agreement (the “Loan Agreement”), dated as of the date hereof, between DHCD and the Borrower, at any time prior to the date of Borrower’s proposed prepayment. In the event either no prepayment has been made or only partial prepayments have occurred during the term of the Note, DHCD, in its sole discretion, may exercise its conversion rights on the terms and conditions set forth in Section 2.05 of the Loan Agreement at any time prior to the Maturity Date.

3. The obligations of the Borrower evidenced by this Note are part of the obligations referred to in the Loan Agreement and any other binding document simultaneously executed and delivered by the Borrower (collectively, the “Loan Documents”) in connection with the obligations of the Borrower to DHCD or to any other Holder (as hereinafter defined) of this Note, whether or not this Note is specifically referred to therein.

4. All payments, including permitted prepayments, made on account of this Note (a) shall be paid in lawful money of the United States of America during regular business hours at Amerinat Loan Servicing, PO Box 52211,Phoenix, AZ 85072-2211, or at such other place as the Holder of this Note may at any time or from time to time designate in writing to the Borrower, and (b) shall be applied first, to the payment of any and all accrued and unpaid late charges then due hereunder; second, to the payment of outstanding fees, if any; third, to the payment of any outstanding collection and/or enforcement costs and/or fees incurred by, or on behalf of, DHCD, in connection with the collection and/or enforcement of any of the Borrower's obligations to DHCD evidenced by this Note or any of the other Loan Documents; fourth, to the payment of any and all accrued and unpaid interest; and the remainder, if any, shall be applied to the Principal Sum. All payments shall be deemed made when received by DHCD in collected funds.

5. If the Borrower fails to make any payment under the terms of this Note within ten (10) days after the date such payment is due, the Borrower agrees to pay to DHCD on demand a Late Charge (“Late Charge”) equal to five percent (5%) of the amount of such payment. Such ten (10) day period shall not be construed as in any way extending the due date of any payment. The Late Charge is imposed for the purpose of defraying DHCD's expenses incident to handling such delinquent payment. This Late Charge shall be in addition to, and not in lieu of, any other remedy DHCD may have and is in addition to any fees and charges of any agents or attorneys that DHCD may employ upon any Event of Default (hereinafter defined) hereunder, whether authorized herein or by law. Such Late Charge, if not previously paid, shall, at the option of DHCD, be added to, and become part of, the succeeding payment to be made under the terms of this Note.

6. Each Obligor (as used herein, “Obligor” shall include the Borrower and each endorser, guarantor, accommodation party, and surety of this Note) hereby severally waives valuation and appraisement; presentment for payment; protest and demand; notice of demand, of dishonor, of non-payment of this Note, and of protest; and agrees that at any time and from time to time and with or without consideration, the Holder may, without notice to, or further consent of, any Obligor and without in any manner releasing, lessening, impairing, or affecting the obligations of any Obligor hereunder and/or under any of the Loan Documents: (a) release, surrender, waive, add, substitute, settle, exchange, compromise, modify, extend, or grant indulgences with respect to, (i) this Note, (ii) any of the Loan Documents, and (iii) any Obligor; (b) complete any blank space in this Note according to the terms upon which the Loan evidenced hereby is made; and (c) grant any extension or other postponements of the time of payment hereof. Notwithstanding anything to the contrary contained herein this Note may not be modified without the consent of the Borrower. If the Borrower consists of two (2) or more parties the term “Borrower” as used herein means each of such parties, jointly and severally, and their obligations hereunder are joint and several. The Holder may (without notice to, or consent of, any of the Borrowers or any other Obligor, and with or without consideration) release, compromise, settle with, or proceed against any one or more of the Borrowers or any other Obligor without releasing, lessening, impairing, or affecting the obligations hereunder or under any of the Loan Documents of the other or others, of the Borrower, or any other Obligor. The term “Holder” as used herein means the holder of this Note, including DHCD, its successors and assigns.

7. (a) The occurrence of any one or more of the following events shall constitute an Event of Default (“Event of Default”) under this Note: (i) the failure of the Borrower to pay when due any amount required to be paid under this Note or any of the other Loan Documents after the expiration of any notice and cure periods therein; (ii) the failure of any Obligor to perform or comply with any of the provisions hereof and/or any of the Loan Documents after the expiration of any notice and cure periods therein; (iii) the occurrence of a default or Event of Default (as defined therein) under any of the Loan Documents after the expiration of any notice and cure periods therein; (iv) failure to maintain a status of good standing with the State of Delaware or with the Maryland Department of Assessments and Taxation (v) the failure of any Obligor to furnish to DHCD financial statements as required by DHCD by the Loan Documents; (vi) if any information contained in any financial statement, application, schedule, report, or any other document given by the Borrower or any other party in connection with the obligations of the Borrower evidenced by this Note or any of the Loan Documents is not in all respects true and accurate or if the Borrower or such other party failed to state or omitted any material fact or any fact necessary to make such information not misleading; (vii) the filing of any petition under the Bankruptcy Code or any similar federal or state statute by or against any Obligor; (viii) an application for the appointment of a receiver for, the making of a general assignment for the benefit of creditors by, or the insolvency of, any Obligor; (ix) the dissolution, consolidation, or reorganization of any Obligor; or (x) the merger of any Obligor without providing at least 30 days’ advance written notice. (b) Whenever there is an Event of Default under this Note, DHCD may, at its option, (i) accelerate the repayment of the unpaid balance of the Principal Sum, together with all unpaid and accrued interest thereon and other amounts outstanding in connection therewith, to be immediately due and payable, and (ii) exercise any or all rights and remedies available to it hereunder, under applicable laws and under any of the Loan Documents.

8. If this Note is placed in the hands of an attorney for collection following the occurrence of an Event of Default hereunder, the Borrower shall pay on demand the reasonable fees of such attorney and all out of pocket costs and expenses of collection or in successfully defending any counterclaim or other legal proceeding brought by Borrower contesting DHCD’s right to collect the outstanding amount due (whether or not any action has been commenced by DHCD to enforce or collect this Note), including. All such reasonable attorney’s fees and out of pocket costs and expenses shall bear interest at the higher of the rate of interest provided herein or the Default Rate, from the date of payment by DHCD until repaid in full.

9. If judgment is entered against Borrower on this Note, the amount of the judgment entered (which may include principal, interest, fees, and costs) shall bear interest at the higher of: (a) the rate of interest provided herein; (b) the Default Rate; or (c) the legal rate of interest then applicable to judgments in the jurisdiction in which judgment was entered. Only a single rate of interest shall apply, based on the foregoing, and interest shall not accrue on both the Note and the judgment contemporaneously.

10. Each right, power, and remedy of the Holder hereunder, under the Loan Documents, or under applicable laws shall be cumulative and concurrent, and the exercise of any one or more of them shall not preclude the simultaneous or later exercise by the Holder of any or all such other rights, powers, or remedies. No failure or delay by the Holder to insist upon the strict performance of any one or more provisions of this Note or of the Loan Documents or to exercise any right, power, or remedy consequent upon a breach thereof or Event of Default hereunder shall constitute a waiver thereof, or preclude the Holder from exercising any such right, power, or remedy. By accepting full or partial payment after the due date of any amount due hereunder, the Holder shall not be deemed to have waived the right either to require payment when due and payable of all other amounts due on account of this Note or to exercise any rights and remedies available to it in order to collect all such amounts. No modification, change, waiver, or amendment of this Note shall be deemed to be made by the Holder unless in writing signed by the Holder, and each such waiver, if any, shall apply only with respect to the specific instance involved. The Borrower hereby warrants and stipulates that the Loan is a Commercial Loan within the meaning of Section 12-101(c)(1) and 12-101(c)(2) of the Commercial Law Article of the Annotated Code of Maryland as amended from time to time, and further warrants that the entire proceeds of the Loan will be used for such purposes.

11. This Note shall be deemed made in, and shall be governed by the laws of, the State of Maryland without regard to any provision of its principles of conflict of laws that would require the use of the laws of another jurisdiction.

12. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal, or unenforceable, in whole or in part or in any respect, or in the event that any one or more the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in either of those events, such provision or provisions only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and shall in no way be affected, prejudiced, or disturbed thereby.

[Signature appears on following page]

IN WITNESS WHEREOF, the signature(s) and seal(s) of the Borrower are subscribed to this Note as of the day and year written above with the specific intention of creating a document under seal.

WITNESS	CLENE NANOMEDICINE, INC., a Delaware corporation

/s/ Morgan Brown	By:	/s/ Robert Etherington	(SEAL)
Robert Etherington
President & Chief Executive Officer